Filed Pursuant to Rule 424(b)(3)
Registration No. 333-157688

NORTHSTAR REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 6 DATED AUGUST 16, 2011
TO THE PROSPECTUS DATED APRIL 22, 2011

This document supplements, and should be read in conjunction with, our prospectus dated April 22, 2011 and Supplement No. 5 dated July 22, 2011. The purpose of this Supplement No. 6 is to disclose:

•	the status of our initial public offering; and

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2011

Status of Our Initial Public Offering

We commenced our initial public offering of $1,100,000,000 in shares of common stock on July 19, 2010. Of these shares, we are offering $1,000,000,000 in our primary offering and $100,000,000 pursuant to our distribution reinvestment plan.

As of August 12, 2011, we had sold 4,241,687 shares of common stock in the offering for gross offering proceeds of approximately $42.3 million, all of which were sold in the primary offering. As of August 12, 2011, there were 106,284,628 shares of common stock available for sale in the offering, including 10,455,060 shares under the distribution reinvestment plan. Our initial public offering is expected to terminate on or before July 19, 2012, unless extended by our board of directors.

Quarterly Report for the Quarter Ended June 30, 2011

On August 15, 2011, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, a copy of which is attached to this Supplement as Appendix A (without exhibits).

APPENDIX A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2011

Commission File Number: 333-157688

NORTHSTAR REAL ESTATE INCOME TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	26-4141646
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

399 Park Avenue, 18th Floor New York, NY 10022
(Address of Principal Executive Offices, Including Zip Code)

(212) 547-2600
(Registrant’s Telephone Number, Including Area Code)

Indicate by the check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☑     No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date:

The Company has one class of common stock, par value $0.01 per share, 7,166,528 shares outstanding as of August 10, 2011.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.
QUARTERLY REPORT
For the Three and Six Months Ended June 30, 2011

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(Unaudited)

ASSETS:
Cash	$24,037,982	$20,404,832
Restricted cash	5,060,530	—
Real estate securities, available for sale	31,781,397	31,264,331
Real estate debt investments, net	19,791,462	—
Receivables	255,093	128,287
Deferred financing costs, net	41,004	46,216
Other assets	745,803	234,267

Total assets	$81,713,271	$52,077,933

LIABILITIES:
Secured term loans	$24,061,212	$24,061,212
Accounts payable and accrued expenses	691,921	255,874
Escrow deposits payable	5,060,530	—
Distribution payable	368,652	208,594

Total liabilities	30,182,315	24,525,680
EQUITY:
NorthStar Real Estate Income Trust, Inc. Stockholders’ Equity
Preferred stock, $0.01 par value per share; 50,000,000 shares authorized, no shares issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value per share; 400,000,000 shares authorized, 6,028,620 and 3,193,414 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	60,286	31,934
Additional paid-in capital	52,086,597	26,775,538
Retained (deficit) earnings	(620,196)	740,547

Total NorthStar Real Estate Income Trust, Inc. stockholders’ equity	51,526,687	27,548,019
Non-controlling interests	4,269	4,234

Total equity	51,530,956	27,552,253

Total liabilities and equity	$81,713,271	$52,077,933

See accompanying notes to condensed consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)

Revenues
Interest income	$679,278	$426,995	$1,052,744	$705,249

Total revenues	679,278	426,995	1,052,744	705,249
Expenses
Interest expense	224,929	224,917	447,498	345,121
Advisory fees — related party	213,737	16,439	278,616	23,073
Auditing and professional fees	42,702	130,423	89,465	130,423
General and administrative expenses	302,316	156,812	487,419	276,055

Total expenses	783,684	528,591	1,302,998	774,672
Loss from operations	(104,406)	(101,596)	(250,254)	(69,423)
Realized gain on investments and other	—	199,604	—	199,604
Unrealized gain on investments and other	585,719	857,388	581,312	1,104,247

Consolidated net income	481,313	955,396	331,058	1,234,428
Less: net income attributable to non-controlling interests	58	179	35	289

Net income attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	$481,255	$955,217	$331,023	$1,234,139

Net income per share of common stock, basic	$0.10	$0.68	$0.08	$1.28

Weighted average number of shares of common stock outstanding, basic	5,059,326	1,411,911	4,286,614	965,711

See accompanying notes to condensed consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional	Retained	Total Company’s	Non-Controlling	Total
	Shares	Amount	Paid-in Capital	Earnings	Stockholders’ Equity	Interests	Stockholders’ Equity

Balance, December 31, 2009	113,828	$1,138	$998,862	$680,530	$1,680,530	$3,361	$1,683,891

Activity prior to the merger:
Proceeds from issuance of common stock	3,669,919	36,699	35,032,407	—	35,069,106	—	35,069,106
Cost of capital	—	—	(3,459,410)	—	(3,459,410)	—	(3,459,410)
Stock distribution reinvestment	7,915	79	74,262	—	74,341	—	74,341
Distribution paid	—	—	—	(1,075,268)	(1,075,268)	—	(1,075,268)
Shares redeemed for cash	(893,968)	(8,939)	(8,233,445)	—	(8,242,384)	—	(8,242,384)

Balance as of October 18, 2010	2,897,694	$28,977	$24,412,676	$(394,738)	$24,046,915	$3,361	$24,050,276

Shares of the accounting acquiree(1)	39,039	390	62,326	—	62,716	545	63,261
Proceeds from issuance of common stock	250,467	2,505	2,493,805	—	2,496,310	—	2,496,310
Cost of capital	—	—	(260,678)	—	(260,678)	—	(260,678)
Stock distribution reinvestment	6,214	62	58,970	—	59,032	—	59,032
Distribution paid	—	—	—	(285,713)	(285,713)	—	(285,713)
Distribution declared	—	—	—	(208,594)	(208,594)	—	(208,594)
Amortization of equity-based compensation	—	—	8,439	—	8,439	—	8,439
Net income	—	—	—	1,629,592	1,629,592	328	1,629,920

Balance, December 31, 2010	3,193,414	$31,934	$26,775,538	$740,547	$27,548,019	$4,234	$27,552,253

Proceeds from issuance of common stock	2,801,853	28,019	27,833,000	—	27,861,019	—	27,861,019
Cost of capital	—	—	(2,777,789)	—	(2,777,789)	—	(2,777,789)
Shares redeemed for cash	(14,748)	(148)	(147,332)	—	(147,480)	—	(147,480)
Stock distribution reinvestment	40,601	406	385,300	—	385,706	—	385,706
Distribution paid	—	—	—	(1,323,114)	(1,323,114)	—	(1,323,114)
Distribution declared	—	—	—	(368,652)	(368,652)	—	(368,652)
Stock awards	7,500	75	—	—	75	—	75
Amortization of equity-based compensation	—	—	17,880	—	17,880	—	17,880
Net income	—	—	—	331,023	331,023	35	331,058

Balance, June 30, 2011 (unaudited)	6,028,620	$60,286	$52,086,597	$(620,196)	$51,526,687	$4,269	$51,530,956

(1)	NorthStar Real Estate Income Trust, Inc., the surviving legal entity, issued 24,039 shares for its initial capitalization and 15,000 shares to its Board of Directors prior to the merger with Northstar Income Opportunity REIT I, Inc.

See accompanying notes to condensed consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2011	2010
	(Unaudited)

Cash flows from operating activities:
Net cash provided by operating activities	$286,293	$199,563
Cash flows from investing activities:
Origination of real estate debt investments	(19,857,400)	—
Origination fees	47,500	—
Acquisition of real estate securities	—	(29,616,265)
Sale of real estate security	—	1,852,500

Net cash (used in) investing activities	(19,809,900)	(27,763,765)
Cash flows from financing activities:
Proceeds from issuance of common stock	27,057,174	15,769,078
Proceeds from distribution reinvestment plan	385,706	10,502
Redemption of common stock	(147,480)	—
Cost of capital	(2,606,935)	(1,630,466)
Distributions paid on common stock	(1,531,708)	(81,445)
Borrowings under secured term loans	—	24,089,417
Repayment of secured term loans	—	(28,205)
Payment of deferred financing costs	—	(55,287)

Net cash provided by financing activities	23,156,757	38,073,594
Net increase in cash	3,633,150	10,509,392
Cash, beginning of period	20,404,832	55,630

Cash, end of period	$24,037,982	$10,565,022

Supplemental disclosure of non-cash financing activities:
Distribution payable	$368,652	$272,363
Accrued cost of capital	170,854	—
Funds held by transfer agent from stock purchases	803,845	—

See accompanying notes to condensed consolidated financial statements.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Formation and Organization

NorthStar Real Estate Income Trust, Inc. (the “Company”) was formed on January 26, 2009, and intends to qualify as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2010. The Company was organized primarily to originate, acquire and manage portfolios of commercial real estate debt, commercial real estate securities and select commercial real estate equity investments. Commercial real estate debt investments may include first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans. Commercial real estate securities will primarily consist of commercial mortgage backed securities (“CMBS”) and may include unsecured REIT debt, collateralized debt obligations and other securities. The Company is externally managed by NS Real Estate Income Trust Advisor, LLC (the “Advisor”) and has no employees.

Substantially all of the Company’s business is conducted through NorthStar Real Estate Income Trust Operating Partnership, LP, the Company’s operating partnership (the “OP”). The Company is the sole general partner of the OP. The initial limited partners of the OP are the Advisor and NorthStar OP Holdings, LLC (the “Special Unit Holder”). The Advisor invested $1,000 in the OP in exchange for common units and the Special Unit Holder invested $1,000 in the OP and has been issued a separate class of limited partnership units (the “Special Units”), which is recorded as non-controlling interest in the condensed consolidated balance sheets as of June 30, 2011 and December 31, 2010. As the Company accepts subscriptions for shares, it will transfer substantially all of the net proceeds from the continuous public offering to the OP as a capital contribution.

The Company’s charter authorizes the issuance of up to 400,000,000 shares of common stock with a par value of $0.01 per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. The Company’s board of directors is authorized to amend its charter, without the approval of the stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue. On February 19, 2009, the Company was initially capitalized through the sale of 24,039 shares of common stock to NRFC Sub-REIT Corp., a wholly-owned subsidiary of NorthStar Realty Finance Corp. (the “Sponsor”), for $200,004.

On March 4, 2009, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a minimum of 200,000 shares and a maximum of 110,526,315 shares of common stock in a continuous, public offering (the “Offering”), of which 10,526,315 shares would be offered pursuant to the Company’s distribution reinvestment plan (“DRP”). The SEC declared the Company’s registration statement effective on July 19, 2010, and the Company retained NRF Capital Markets, LLC (the “Dealer Manager”), an affiliate of the Company, to serve as the dealer manager of the Offering. The Dealer Manager is responsible for marketing the Company’s shares being offered pursuant to the Offering. As described above, the Company intends to use substantially all of the net proceeds from the Offering to invest in a diverse portfolio of commercial real estate debt, commercial real estate securities and select commercial real estate equity investments.

On October 18, 2010, the Company completed a merger, accounted for as a reverse merger and recapitalization, with NorthStar Income Opportunity REIT I, Inc., (“NSIO REIT”) also sponsored by the Sponsor (the “Merger Transaction”). The Company was considered the surviving legal entity and NSIO REIT was considered the accounting acquirer and the surviving accounting entity. As the surviving accounting entity, NSIO REIT’s financial information is presented in these financial statements on a historical carryover basis.

2,828,552 shares of NSIO REIT, par value $0.01 per share, issued and outstanding immediately prior to the Merger Transaction were converted into 2,897,694 shares of the Company’s common stock, par value $0.01, at a conversion rate of 1.02444444 shares of the Company’s stock for every one share of NSIO REIT stock and 893,968 shares of NSIO REIT, par value $0.01 per share, issued and outstanding immediately prior to the Merger Transaction were converted into cash, without interest, in an amount of $9.22 per share. All NSIO REIT stockholders who would otherwise have been entitled to a fractional share of the Company’s shares received cash in an amount equal to such fraction of the Company’s shares based on a conversion price of $9.22. The Company used $8,242,384 of the cash received from NSIO REIT in connection with the closing of the Merger Transaction to satisfy the Company’s obligation to pay the cash consideration. On the closing date, 411 NSIO REIT stockholders became stockholders of the Company with each of their shares of NSIO REIT common stock being converted to unregistered shares of the Company’s common stock at the ratio set forth above.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, as a result of the Merger Transaction, the Company eliminated the minimum offering requirement and terminated its escrow agreement with Wells Fargo Bank, N.A.

2.	Summary of Significant Accounting Policies

Basis of Quarterly Presentation

The accompanying condensed consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial reporting and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in consolidated financial statements prepared under U.S. GAAP have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2010, which was filed with the Securities and Exchange Commission. Capitalized terms used herein, and not otherwise defined, are defined in the Company’s December 31, 2010 consolidated financial statements included in its annual report on Form 10-K.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries, which are majority-owned and controlled by the Company. All significant intercompany balances have been eliminated in consolidation.

Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.

Restricted Cash

Restricted cash consists of escrow deposits for future debt service payments, taxes, insurance, tenant improvements, and other costs collected in connection with first mortgage loan originations.

Real Estate Debt Investments

Real estate debt investments are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination fees, discounts, and unfunded commitments unless such loan or investment is deemed to be impaired. Interest income is recorded on the accrual basis and discounts, premiums, origination costs, and fees on originated assets are amortized over the life of the investment using the effective interest method. The amortization is reflected as an adjustment to interest income.

Credit Losses and Impairment on Investments

Real Estate Securities

The Company assesses whether unrealized losses on the change in fair value on the real estate securities reflect a decline in value which is other than temporary. If it is determined the decline in fair value is other than temporary, the impaired securities are written down in the condensed consolidated statements of operations and recorded in realized gain (loss) on investments and other.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Real Estate Debt Investments

The Company will maintain a provision for losses on its real estate debt investments as appropriate. A provision is established for loans that are either non-performing or where there are any indicators of possible impairment. A loan is generally categorized as non-performing if it is in maturity default or it is past due at least 90 days on its contractual debt service payments. The Company assesses the credit quality of the portfolio and adequacy of reserves on a quarterly basis, or more frequently as necessary. Significant judgment of the Company is required in this analysis. The Company considers the estimated net recoverable value of the loan as well as other factors, including but not limited to fair value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the economic situation of the region where the borrower does business. Because this determination is based upon projections of future economic events, which are inherently subjective, the amounts ultimately realized may differ materially from the carrying value as of the balance sheet date.

Income recognition is suspended for the loans at the earlier of the date at which payments become 90-days past due or when, in the opinion of the Company, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the suspended loan becomes contractually current and performance is demonstrated to be resumed. A loan is written off when it is no longer realizable and legally discharged.

Recently Issued Pronouncements

In April 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting update that clarifies when creditors should classify loan modifications as troubled debt restructurings and provides examples and factors to be considered in the determination. Loan modifications that qualify as troubled debt restructuring could result in additional disclosures and may impact provision for loan losses. The update is effective for the first interim or annual period beginning after June 15, 2011, with retroactive application to the beginning of the year. The Company is currently evaluating the impact of this accounting update and does not expect it will have a material impact on the condensed consolidated financial statements.

3.	Fair Value Measurements

The Company has categorized its financial instruments in accordance with U.S. GAAP based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the condensed consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1.	Quoted prices for identical assets or liabilities in an active market.

Level 2.	Financial assets and liabilities whose values are based on the following:

a)	Quoted prices for similar assets or liabilities in active markets.

b)	Quoted prices for identical or similar assets or liabilities in non-active markets.

c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability.

d)	Pricing models whose inputs are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability.

Level 3.	Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.

Determination of Fair Value

The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Real Estate Securities

Real estate securities are generally valued using a third-party pricing service or broker quotations. These quotations are based on observable inputs that can be validated, and as such, are classified as Level 2 of the fair value hierarchy. Certain real estate securities that may be valued based on a single broker quote or an internal pricing model, and have less observable pricing will be classified as Level 3 of the fair value hierarchy. For real estate securities using an internal pricing model, inputs include assumptions related to the timing and amount of expected future cash flows, the discount rate, prepayments and losses.

Financial assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table sets forth the Company’s financial assets that were accounted for at fair value on a recurring basis as of June 30, 2011 and December 31, 2010 by level within the fair value hierarchy:

	June 30, 2011				December 31, 2010
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Real estate securities CMBS	$—	$31,781,397	$—	$31,781,397	$—	$31,264,331	$—	$31,264,331

At June 30, 2011, the Company had no financial assets or liabilities that were accounted for at fair value on a non-recurring basis.

Fair Value Option

The Company elected to apply the fair value option of accounting to its current CMBS investments at the time of initial recognition of the investments.

Changes in fair value for assets and liabilities for which the election is made will be recognized in income as they occur. The fair value option may be elected on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. The following table sets forth fair value of the Company’s financial instruments for which the fair value option was elected and the aggregate contractual amounts of real estate securities as of June 30, 2011 and December 31, 2010:

	June 30,	December 31,
	2011	2010

Real estate securities
CMBS, at fair value	$31,781,397	$31,264,331
CMBS, contractual amount due upon maturity	28,856,000	28,856,000

Difference	$2,925,397	$2,408,331

For the three months ended June 30, 2011 and 2010, the Company recognized a net unrealized gain of $585,719 and $857,388, respectively, from the change in fair value of financial assets for which the fair value option was elected. For the six months ended June 30, 2011 and 2010, the Company recognized a net unrealized gain of $581,312 and $1,104,247, respectively. These amounts are recorded as unrealized gain on investments and other in the Company’s condensed consolidated statements of operations.

Fair Value of Other Financial Instruments

In addition to the above disclosures regarding assets or liabilities which are recorded at fair value, U.S. GAAP requires disclosure of fair value about all other financial instruments. The following disclosures of estimated fair value of financial instruments were determined by the Company, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the principal amount, carrying value, and fair value of our financial assets and liabilities which are not currently recorded at fair value at June 30, 2011 and December 31, 2010:

	June 30, 2011			December 31, 2010
	Principal	Carrying	Fair	Principal	Carrying	Fair
	Amount	Value	Value	Amount	Value	Value

Financial assets:
Real estate debt investments	$19,857,400	$19,791,462	$19,857,400	$—	$—	$—
Financial liabilities:
Secured term loans	24,061,212	24,061,212	25,179,246	24,061,212	24,061,212	24,976,290

As of June 30, 2011 and December 31, 2010, the carrying value of receivables and accounts payable reasonably approximate their fair values due to the short-term maturities of these items.

Disclosure about fair value of financial instruments is based on pertinent information available to management at the time. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

Real Estate Debt Investments

For real estate debt investments, fair value was approximated by comparing yields at which the investments are held to estimated yields at which loans originated with similar credit risks or market yields at which a third party might require to purchase the investment by discounting future cash flows at such market yields. Prices were calculated assuming fully-extended maturities regardless of structural or economic tests required to achieve such extended maturities.

Secured Term Loans

The estimated fair value is based on interest rates available for issuance of debt with similar terms and remaining maturities. The estimated fair value of the Company’s secured term loans is not necessarily indicative of the amounts that the Company could realize in a current market exchange.

4.	Real Estate Securities, Available for Sale

Real estate securities are comprised of two AAA-rated CMBS backed by a pool of commercial real estate loans which are typically well-diversified by type and geography. The following table is a summary of the Company’s real estate securities as of June 30, 2011:

		Cumulative		Weighted
	Amortized	Gain on		Average	Number of
Asset Type:	Cost	Investments	Fair Value	Coupon	Investments

CMBS	$29,475,447	$2,305,950	$31,781,397	5.73%	2

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table is a summary of the Company’s real estate securities as of December 31, 2010:

		Cumulative		Weighted
	Amortized	Gain on		Average	Number of
Asset Type:	Cost	Investments	Fair Value	Coupon	Investments

CMBS	$29,539,693	$1,724,638	$31,264,331	5.55%	2

At June 30, 2011 and December 31, 2010, the contractual maturities of the real estate securities averaged 35 years, with a weighted average expected life of 4.3 years and 4.9 years, respectively.

On June 30, 2010 the Company sold a real estate security for proceeds of $1,852,500. In connection with the sale, the Company recorded a realized gain on investments and other for $199,604 in its condensed consolidated statements of operations.

5.	Real Estate Debt Investments

The following table is a summary of the Company’s real estate debt investments as of June 30, 2011:

	Weighted Average
	Maturity	Extended	Spread over	Principal	Carrying	Number of
Asset Type:	Date	Maturity Date	LIBOR(1)	Amount	Value	Investments

First mortgage loans	April 2014	April 2016	4.00%	$19,857,400	$19,791,462	2

(1)	Represents the weighted average spread over one-month LIBOR. All loans are subject to a 4.00% LIBOR floor.

As of June 30, 2011 all of the Company’s real estate debt investments were performing in accordance with the terms of the loan agreements.

6.	Secured Term Loans

The following table is a summary of the Company’s Term Asset-Backed Securities Loan Facility (“TALF”) as of June 30, 2011 and December 31, 2010:

				June 30, 2011	December 31, 2010
		Stated	Interest	Principal	Principal
	Type	Maturity	Rate	Amount	Amount

Secured term loans
TALF I	Non-recourse	January 2015	3.73%	$11,629,213	$11,629,213
TALF II	Non-recourse	February 2015	3.69%	12,431,999	12,431,999

Weighted Average/Total			3.71%	$24,061,212	$24,061,212

The TALF borrowings were used to finance the Company’s CMBS investments with a fair value of $31,781,397 and $31,264,331 as of June 30, 2011 and December 31, 2010, respectively.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Related Party Arrangements

NS Real Estate Income Trust Advisor, LLC

Subject to certain restrictions and limitations, the Advisor, an indirect subsidiary of the Sponsor, is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company. For such services, the Advisor receives fees and compensation from the Company. Below is a summary of the fees due the Advisor.

Organization and Offering Costs

The Advisor and certain affiliates of the Advisor are entitled to receive reimbursement for costs paid on behalf of the Company in connection with the Offering. Upon completion of the Merger Transaction on October 18, 2010, to the extent the aggregate of the dealer manager fees and other organization and offering expenses do not exceed 15% of gross offering proceeds, the Company is obligated to reimburse the Advisor for organization and offering costs up to a maximum of $15,000,000, which is 1.5% of the maximum gross offering proceeds of $1,000,000,000. The Company shall not reimburse the Advisor for any organization and offering costs that the independent directors determine are not fair and commercially reasonable to the Company.

As of June 30, 2011, the Advisor had unreimbursed organization and offering costs of $2,846,858 which it has incurred on behalf of the Company. For the six months ended June 30, 2011, the Company raised gross offering proceeds of $27,861,019 and, accordingly, was obligated to reimburse up to a total of $395,356 of organization and offering costs. The organization and offering costs consisted of $261,907 of organization costs included in general and administrative expenses in the condensed consolidated statements of operations and $133,449 of offering costs which are recorded as a reduction to stockholders’ equity. For the three months ended June 30, 2011, accrued organization and offering costs consisted of $175,545 of organization costs included in general and administrative expenses in the condensed consolidated statements of operations and $96,833 of offering costs which are recorded as a reduction to stockholders’ equity. As of June 30, 2011, a total of $272,378 of organization and offering costs are recorded in accounts payable and accrued expenses in the condensed consolidated balance sheets.

Prior to the Merger Transaction, organization and offering costs (other than selling commissions and the dealer manager fee) of the accounting acquirer were being paid by the Advisor or its affiliates, subject to reimbursement. These fees were reimbursable up to a maximum of $1,000,000, which is 1.0% of the maximum gross offering proceeds of $100,000,000 or a minimum of $60,000. For the three and six months ended June 30, 2010, the accounting acquirer reimbursed $90,000 and $150,000 of these costs to the Advisor, respectively.

Operating Costs

The Advisor and certain affiliates of the Advisor are entitled to receive reimbursement for operating costs incurred by the Advisor in connection with services provided to the Company. The Company will reimburse the Advisor for operating costs (including the asset management fee) at the end of the four preceding fiscal quarters not to exceed the greater of: (i) 2% of its average invested assets; or (ii) 25% of its net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period. Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.

The Company calculates the expense reimbursement quarterly and will true-up the calculation at the end of the twelve-month period. As of June 30, 2011, the Advisor has incurred unreimbursed operating expenses of $998,537 on behalf of the Company. For the three months ended June 30, 2011, the Company accrued $102,620 of operating costs, which is recorded in accounts payable and accrued expenses in the condensed consolidated balance sheets. For the three months ended June 30, 2011, accrued operating costs consisted of $42,702 of auditing and professional fees and $59,918 of general and administrative expenses. For the six months ended June 30, 2011, operating costs consisted of $89,465 of auditing and professional fees and $92,285 of general and administrative expenses.

From the effective date October 18, 2010 through June 30, 2011, $274,648 is reimbursable to the Advisor based upon the preliminary expense calculation, of which $172,028 has been reimbursed as of June 30, 2011.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advisory Fees

Asset Management Fee

The Company pays the Advisor a monthly asset management fee equal to one-twelfth of 1.25% of the sum of the cost of all investments made and of the Company’s investments in joint ventures, including acquisition fees, origination and acquisition expenses and any debt attributable to such investments, less any principal repaid by borrowers on the Company’s debt investments (or the Company’s proportionate share thereof in the case of debt investments made through joint ventures). The Advisor, at its discretion, elected to compute the monthly asset management fee based on the net equity for the two real estate securities that were assumed as a result of the Merger Transaction. For the three and six months ended June 30, 2011, the Company incurred $62,662 and $80,244 respectively, in asset management fees, which was recorded in advisory fees — related party in the condensed consolidated statements of operations. As of June 30, 2011, a total of $62,662 of asset management fees are recorded in accounts payable and accrued expenses in the condensed consolidated balance sheets.

Prior to the Merger Transaction, the accounting acquirer paid the Advisor a monthly asset management fee equal to one-twelfth of 1.00% of the sum of the cost of all investments. For the three and six months ended June 30, 2010, the accounting acquirer incurred $16,439 and $23,073 respectively, in asset management fees, which was recorded in advisory fees — related party in the condensed consolidated statements of operations.

Asset Acquisition Fee

The Advisor also receives an acquisition fee equal to 1% of the amount funded by the Company to originate or acquire commercial real estate loans or the amount invested in the case of other real estate investments including any origination and acquisition expenses and any debt attributable to such investments. For the three and six months ended June 30, 2011, the Company incurred $151,075 and $198,372, respectively, in acquisition fees payable to the Advisor which is included in advisory fees — related party in the condensed consolidated statements of operations. As of June 30, 2011, a total of $151,075 of asset acquisition fees are recorded in accounts payable and accrued expenses in the condensed consolidated balance sheets.

Asset Disposition Fee

For substantial assistance in connection with the sale of investments, the Company will pay the Advisor or its affiliate a disposition fee of 1% of the contract sales price of each commercial real estate debt, commercial real estate security or select commercial real estate equity investment sold, including mortgage-backed securities or collateralized debt obligations issued by a subsidiary of the Company as part of a securitization transaction. The Company will not pay a disposition fee upon the maturity, prepayment, workout modification or extension of a loan or other debt-related investment unless there is a corresponding fee paid by the borrower, in which case the disposition fee will be the lesser of: (i) 1% of the principal amount of the loan or debt-related investment prior to such transaction; or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such property.

NRF Capital Markets, LLC

Pursuant to a dealer manager agreement, the Company pays the Dealer Manager, an indirect subsidiary of the Sponsor, selling commissions of up to 7% of gross offering proceeds, all of which are reallowed by the Dealer Manager to participating broker-dealers. In addition, the Company will pay the Dealer Manager a dealer manager fee of 3% of gross offering proceeds, a portion of which may be reallowed by the Dealer Manager to participating broker-dealers. No selling commissions or dealer manager fee will be paid for sales under the distribution reinvestment plan. For the six months ended June 30, 2011, the Company incurred $2,644,340 in selling commissions and dealer manager fees, which are recorded as a cost of capital in the condensed consolidated statements of stockholders’ equity. For the six months ended June 30, 2010, the Company incurred $371,712, in selling commissions and dealer manager fees, which are recorded as a cost of capital in the condensed consolidated statements of stockholders’ equity.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Stockholders’ Equity

Common Stock

For the six months ended June 30, 2011, the Company sold 2,801,853 shares of common stock pursuant to its Offering, generating net proceeds of $25,216,679.

Sponsor Purchase of Common Stock

The Sponsor has committed to purchase up to $10,000,000 of shares of the Company’s common stock during the two-year period following commencement of the Company’s Offering under certain circumstances in which the Company’s distributions exceed its adjusted funds from operations (“AFFO”) in order to provide additional funds to support distributions to stockholders. On March 23, 2011 and May 12, 2011, the Company’s board of directors approved the sale of 43,439 and 58,565 shares of the Company’s common stock, $0.01 par value per share, to a subsidiary of the Sponsor, at a price of $9.00 per Share.

Distribution Reinvestment Plan

The Company has adopted a DRP through which common stockholders may elect to reinvest an amount equal to the distributions declared on their shares in additional shares of the Company’s common stock in lieu of receiving cash distributions. The initial purchase price per share under the DRP is $9.50. Once the Company establishes an estimated value per share, shares issued pursuant to the DRP will be priced at the estimated value per share of the Company’s common stock, as determined by the Advisor or another firm chosen for that purpose. The Company expects to establish an estimated value per share after the completion of its offering stage. The offering stage will be considered complete when the Company is no longer publicly offering equity securities, whether through the Offering or follow-on public offerings, and has not done so for 18 months. No selling commissions or dealer manager fees will be paid on shares sold under the DRP. The board of directors of the Company may amend or terminate the DRP for any reason upon ten-days’ notice to participants. For the six months ended June 30, 2011, the Company issued 40,601 shares totaling $385,706 of gross offering proceeds pursuant to the DRP. At June 30, 2011, the Company recorded a distribution payable of $106,633 related to the approved June cash distribution which was reinvested pursuant to the DRP in July 2011. At December 31, 2010, the Company recorded a distribution payable of $44,321 related to the approved December cash distribution which was reinvested pursuant to the DRP in January 2011.

Distributions

On December 21, 2010, the Company’s board of directors approved a daily cash distribution of $0.002191781 per share of common stock, for each of the three months ended March 31, 2011. The January, February and March distributions were paid in cumulative amounts on February 1, 2011, March 1, 2011, and April 1, 2011 respectively, and totaled $527,087.

On March 23, 2011, the Company’s board of directors approved a daily cash distribution of $0.002191781 per share of common stock, for each of the three months ended June 30, 2011. The April and May distributions were paid, in cumulative amounts to the stockholders of record who are entitled to receive such distributions on May 1, 2011 and June 1, 2011, respectively, and totaled $454,642. At June 30, 2011, the Company recorded a distribution payable of $262,019, related to the approved June cash distribution which was paid on July 1, 2011.

On May 12, 2011, the Company’s board of directors approved a daily cash distribution of $0.002191781 per share of common stock, for each of the three months ended September 30, 2011. The July, August and September distributions were, or will be paid, in cumulative amounts to the stockholders of record who are entitled to receive such distributions on August 1, 2011, September 1, 2011 and October 1, 2011, respectively.

Share Repurchase Program

The Company has adopted a share repurchase program that may enable stockholders to sell their shares to the Company in limited circumstances. Share repurchases will be made at the sole discretion of the board of directors. During the first quarter of 2011, the Company repurchased 14,748 shares for a total of $147,480 or $10 per share. The Company did not repurchase any common shares in the second quarter of 2011.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Equity-Based Compensation

Directors Shares

On July 19, 2010, each of the Company’s three independent directors received 5,000 shares of restricted stock in connection with the commencement of the Offering. On June 7, 2011, each of the Company’s three independent directors were re-elected to the board and received 2,500 shares of restricted stock in connection with their re-election. The non-vested stock will generally vest over four years; provided, however, that the non-vested stock will become fully vested on the earlier occurrence of: (i) the termination of the independent director’s service as a director due to his or her death or disability; or (ii) a change in control of the Company. The total compensation cost recognized in connection with the granting of the non-vested stock is $202,500, which will be recorded in earnings ratably over the four-year vesting period.

For the three and six months ended June 30, 2011, the Company recognized $9,516 and $17,955 of compensation expense, respectively, related to the 22,500 shares of restricted stock, which was recorded in general and administrative expenses in the condensed consolidated statements of operations.

Long-Term Incentive Plan

The Company adopted a long-term incentive plan, which it uses to attract and retain qualified directors. The Company’s long-term incentive plan offers these individuals an opportunity to participate in its growth through awards in the form of, or based on, its common stock. The Company currently intends to issue awards only to its independent directors under its long-term incentive plan.

The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, performance awards, dividend equivalents, limited partnership interests in the Company’s operating partnership, other stock-based awards and cash-based awards to directors of the Company. Stock options granted under the long-term incentive plan will not exceed an amount equal to 10% of the outstanding shares of the Company’s common stock on the date of grant of any such stock options. Any stock options and stock appreciation rights granted under the long-term incentive plan will have an exercise price or base price that is not less than the fair market value of the Company’s common stock on the date of grant.

The Company’s board of directors, or a committee of the board, administers the long-term incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grants, vesting or settlement of awards may be subject to the attainment of one or more performance goals.

The Company accounts for equity-based compensation in accordance with the FASB’s fair value recognition provisions. Under these provisions, equity-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period. Equity-based compensation is classified within general and administrative expense in the condensed consolidated statements of operations. Equity-based compensation expense is recorded based on awards ultimately expected to vest, the amount of expense is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures are estimated on experience of other companies in the same industry until entity-specific information is available.

10.	Commitments and Contingencies

Advisor and Dealer Manager Services

The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issue; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.

NORTHSTAR REAL ESTATE INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Non-controlling Interests

Operating Partnership

Non-controlling interests represent the aggregate limited partnership interests in the Operating Partnership held by limited partners. Income allocated to the non-controlling interests is based on the limited partners’ ownership percentage of the Operating Partnership. Income allocated to the operating partnership non-controlling interests for the three and six months ended June 30, 2011 was $58 and $35, respectively. Income allocated to the operating partnership non-controlling interests for the three and six months ended June 30, 2010 was $179 and $289, respectively.

12.	Subsequent Events

Offering Proceeds

For the period from July 1, 2011 to August 10, 2011, the Company sold 1,113,467 common shares pursuant to its Offering, generating gross proceeds of $11,111,018.

Distributions

On August 11, 2011, the Company’s board of directors approved a daily cash distribution of $0.002191781 per share of common stock for each of the three months ended December 31, 2011. The distribution will be paid in cumulative amounts to the stockholders of record entitled to receive such distribution on November 1, 2011, December 1, 2011 and January 2, 2012.

New Investments

On August 11, 2011, the Company purchased a CMBS for $2,720,000, with a principal amount of $4,000,000 and having a fixed coupon of 5.482%. It is backed by a diverse pool of 175 underlying commercial real estate loans located throughout the United States. The CMBS is rated as BB+ by Standard & Poor’s and Ba2 by Moody’s Investors Services, Inc.

Sponsor Purchase of Common Stock

The Sponsor has committed to purchase up to $10 million of shares of the Company’s common stock during the two-year period following commencement of its Offering under certain circumstances in which the Company’s distributions exceed its AFFO in order to provide additional funds to support distributions to stockholders. On August 11, 2011, the Company’s board of directors approved the sale of 79,629 shares of the Company’s common stock, $0.01 par value per share, to NRFC Sub-REIT Corp., a subsidiary of the Sponsor, at a price of $9.00 per share.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes thereto included in Item 1 of this report. References to “we,” “us,” or “our” refer to NorthStar Real Estate Income Trust, Inc. and its subsidiaries unless context specifically requires otherwise.

Forward-Looking Statements

Certain items in this report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments, financing needs, future market opportunities, financial condition and disclosure in Item 2. of this report — Management’s Discussion and Analysis of Financial Condition and Results of Operations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward looking statements. We are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are described in our reports filed with the Securities and Exchange Commission, or SEC, including in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010. The factors set forth in the Risk Factors section and elsewhere in our filings with the SEC could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this report.

Organization and Overview

We are an externally managed commercial real estate finance company that was formed in January 2009 to invest in and manage a diversified portfolio of commercial real estate debt, commercial real estate securities and select commercial real estate equity investments. We commenced our operations in October 2010. We conduct substantially all of our operations and make investments through our operating partnership, of which we are the sole general partner. NS Real Estate Income Trust Advisor, LLC is our external manager, or our Advisor, and is an affiliate of our sponsor, NorthStar Realty Finance Corp. Through our operating partnership we seek to originate, acquire and asset manage:

•	commercial real estate debt, including first mortgage loans, subordinate mortgage and mezzanine loans and participations in such loans;

•	commercial real estate securities, including primarily commercial mortgage-backed securities (“CMBS”), and may include unsecured REIT debt, collateralized debt obligations and other securities; and

•	select commercial real estate equity investments.

We believe that these businesses are complementary to each other due to the overlapping sources of investment opportunities and common reliance on real estate fundamentals.

We intend to make an election to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, commencing with our taxable year ended December 31, 2010. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2010, and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes thereafter.

Sources of Operating Revenues

We earn interest income from real estate securities and our real estate debt investments.

Profitability and Performance Metrics

We calculate Adjusted Funds from Operations, or AFFO, (see “Non-GAAP Financial Measures — Funds from Operations and Adjusted Funds from Operations” for a description of this metric) to evaluate the profitability and performance of our business.

Outlook and Recent Trends

Our strategy in the current market conditions is a cautious but optimistic approach to investing. The recent political indecisiveness concerning the U.S. debt ceiling, the Standard & Poor’s downgrade of the United States government credit rating, combined with international instability has increased market volatility and impacted investor and consumer confidence. Despite the potential for a slowdown in the recovery in the U.S. economy, we believe the current environment for commercial real estate lending will allow us to implement our business plan and generate attractive risk-adjusted returns on our invested capital that will support our distributions.

The current market conditions combined with our Advisor’s platform provides opportunities to: (i) originate loans with attractive current returns and strong structural features directly with borrowers, thereby taking advantage of the changing market conditions in order to seek attractive risk-return dynamics for our stockholders; and (ii) purchase commercial real estate debt and commercial real estate securities from third parties, in many instances at discounts to their face amount (or principal amount), due to the lack of market liquidity and seller deleveraging.

We believe that the near and intermediate-term market for originations and acquisitions of commercial real estate debt, commercial real estate securities and select commercial real estate equity investments is one of the most compelling from a risk-return perspective that the Company or our Advisor has experienced in recent years. We believe our strategy presents a favorable alternative to pure “equity-oriented” investment strategies by offering attractive risk-adjusted returns and a higher potential for capital preservation should the real estate capital market shift to a less favorable environment. Given the prospect of a continued slow recovery for the U.S. economy, we favor an investment strategy weighted towards targeting debt or securities assets which maximize current income with the added features of subordinate capital and downside structural protection.

Many investors who acquired real estate assets prior to the recent economic recession are now having to devote substantial effort to managing their investments and may not have the resources or capital available to take advantage of current market opportunities. Companies such as ours, with no legacy asset issues, should have a competitive advantage in the market. For example, our current originations and acquisitions of commercial real estate debt, commercial real estate securities and select commercial real estate equity investments reflect valuations that have already adjusted to post-recession pricing.

We believe that the following conditions, which are by-products of the recent extended credit market dislocation and the current, slow economic recovery, should create a favorable investment environment for us:

•	The post-recession market for investing in commercial real estate offers an opportunity to participate in what we believe are favorable real estate asset valuations;

•	The scarcity of capital available in the new-issue CMBS market or related securitized debt market (such as collateralized debt obligations, or CDOs) reduces a major source of debt capital for commercial property owners;

•	Contraction in the banking system and the high losses experienced by commercial banks has greatly diminished their capacity to provide commercial real estate debt capital and credit to property owners;

•	The increasing number of maturing commercial real estate loans over the next five years should be much greater than the market’s capacity to provide refinancing capital;

•	Insurance companies and government sponsored lending programs like Freddie Mac and Fannie Mae have increased market share through the downturn, but still cannot come close to fully satisfying demand for commercial real estate debt capital and the government sponsored agencies are coming under significant scrutiny with many calling for their reduced role in the future;

•	Capital markets disruption compounded by scrutiny on credit rating agencies offer attractive investing opportunities in legacy CMBS; and

•	The restarting of the CMBS market, which is commonly referred to as CMBS 2.0 (generally seeking to finance only the highest quality assets based on conservative underwriting) makes new issue CMBS investing appealing.

Due to the market conditions described above and our Advisor’s expertise and industry relationships, we continue to see a robust pipeline of investment opportunities that have credit qualities and yield profiles that are consistent with our underwriting standards and that we believe offer the opportunity to meet or exceed our targeted returns. While we remain optimistic that we will continue to be able to generate and capitalize on an attractive pipeline, there is no assurance that will be the case.

Our Target Assets

We intend to invest in both fixed and floating-rate debt and securities. Our fixed-rate assets have set interest rates that do not fluctuate over time and we receive consistent payments from these assets. Our floating-rate assets generally have interest rates based on a spread to one-month London Interbank Offered Rate, or LIBOR, a floating-rate index based on rates that banks charge each other to borrow. LIBOR as of June 30, 2011, was 0.19%, well below its 2.27% average over the past five years. One-month LIBOR resets every 30 days and the total interest rate paid to us by our borrowers on our floating-rate assets that are tied to LIBOR will generally fluctuate as LIBOR rises and falls. Given the current one-month LIBOR rate is at historically low levels, in order to generate minimum interest rates that are consistent with our targeted returns, many of our LIBOR-based assets have a fixed minimum LIBOR rate, or “floor”. The interest rate paid on our floating-rate assets with floors will not increase until the actual one-month LIBOR rate surpasses the fixed floor rate. Our allocation of fixed and floating-rate assets may vary significantly over time.

Returns on real estate securities are sensitive to interest rate volatility. For example, if interest rates increase, the value of our fixed-rate real estate securities may tend to decrease. On the other hand, if interest rates were to decrease, the value of our fixed-rate real estate securities may tend to increase.

Our Financing Strategy

We may employ leverage as a part of our investment strategy. Although we have a maximum leverage level for our portfolio, we do not have a targeted debt-to-equity ratio, as we believe the appropriate leverage for the particular assets we finance depends on the specific credit characteristics of those assets. We utilize leverage for the sole purpose of financing our assets and we do not employ leverage to speculate on changes in interest rates. When we employ leverage we will generally seek to match fund our assets with respect to interest rate and maturity in order to reduce the impact of interest rate fluctuation and risk of refinancing our liabilities prior to the maturity of our assets.

We believe that liquidity is returning to the commercial real estate finance markets and banks have begun to more actively provide credit to experienced real estate lenders with strong track records to originate or purchase new real estate debt investments. We expect that credit availability will continue to improve during the remainder of 2011, increasing opportunities for us to access attractive capital to finance our assets.

Our Risk Management Strategy

Our Advisor uses many methods to actively manage our asset base to preserve our income and capital. Frequent dialogue with borrowers and inspections of our collateral are an effective process for identifying issues early and prior to missed debt service and other payments. Some of our loans may require borrowers to replenish cash reserves for items such as taxes, insurance and future debt service costs. Late replenishments of cash reserves also may be an early indicator there could be a problem with the borrower or collateral property.

Our Advisor conducts comprehensive credit reviews that include day-to-day oversight by the portfolio management team, weekly management meetings and a quarterly credit review process. These processes are designed to enable management to evaluate and proactively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis. Nevertheless, we cannot be certain that our Advisor’s review will identify all issues within our portfolio due to, among other things, adverse economic conditions or events adversely affecting specific assets; therefore, potential future losses may also stem from assets that are not identified by these credit reviews. During the credit reviews, assets may be put on non-performing status and identified for possible impairment based upon several factors, including missed or late contractual payments, significant declines in collateral performance, and other data which may indicate a potential issue in our ability to recover our capital from the investment.

Each of our assets, while primarily backed by commercial real estate collateral, is unique and requires customized asset management strategies for dealing with potential credit situations. The complexity of each situation depends on many factors, including the number of collateral properties, the type of property, macro and local market conditions impacting the demand, cash flow and value of the collateral, and the financial condition of our borrowers and their willingness to support our collateral properties. Our Advisor has an experienced asset management team that monitors those factors on our behalf.

Critical Accounting Policies

Refer to the section of our Annual Report on Form 10-K for the year ended December 31, 2010 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting policies” for a full discussion of our critical accounting policies.

Basis of Presentation

The following discussion is based upon the historical carryover financial statements of NorthStar Income Opportunity REIT I, Inc., or NSIO REIT, the accounting acquirer, for the three and six months ended June 30, 2010 and the financial statements of ours for the three and six months ended June 30, 2011.

Results of Operations

Comparison of the Three Months Ended June 30, 2011 to the Three Months Ended June 30, 2010

	Three Months Ended June 30,		Increase (Decrease)
	2011	2010	Amount	%

Revenues
Interest income	$679,278	$426,995	$252,283	59.1%

Total revenues	679,278	426,995	252,283	59.1
Expenses
Interest expense	224,929	224,917	12	0.0
Advisory fees — related party	213,737	16,439	197,298	1,200.2
Auditing and professional fees	42,702	130,423	(87,721)	(67.3)
General and administrative expenses	302,316	156,812	145,504	92.8

Total expenses	783,684	528,591	255,093	48.3
Loss from operations	(104,406)	(101,596)	(2,810)	2.8
Realized gain on investments and other	—	199,604	(199,604)	(100.0)
Unrealized gain on investments and other	585,719	857,388	(271,669)	(31.7)

Consolidated net income	481,313	955,396	(474,083)	(49.6)
Less: net income attributable to non-controlling interests	58	179	(121)	(67.6)

Net income attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	$481,255	$955,217	$(473,962)	(49.6)%

Revenues

Interest Income

Interest income increased $252,283 over the prior period. The increase was primarily attributable to interest income of $302,800 earned on two first mortgage loans that the Company originated in 2011, partially offset by income on a security that was sold on June 30, 2010.

Expenses

Interest Expense

Interest expense remained flat over the prior period.

Advisory Fees — Related Party

The increase in advisory fees — related party was primarily attributable to an acquisition fee of $151,075 to our Advisor for the origination of a first mortgage loan in the second quarter of 2011 and an increase in asset management fees of $46,223 due to increased investment activity.

Auditing and Professional Fees

The decrease in auditing and professional fees was primarily attributable to one-time professional fees incurred during the second quarter of 2010 in connection with the merger of NSIO REIT and the Company.

General and Administrative Expenses

The increase in general and administrative expenses was primarily attributable to increases in director and officer insurance, public company expenses, equity-based compensation expense, and servicer fees.

Realized Gain on Investments and Other

We had no realized gain on investments and other for the three months ended June 30, 2011. The realized gain on investments and other for the three months ended June 30, 2010 was generated from the sale of a real estate security on June 30, 2010.

Unrealized Gain on Investments and Other

The decrease in unrealized gain on investments and other is primarily related to the change in fair value on the real estate securities.

Comparison of the Six Months Ended June 30, 2011 to the Six Months Ended June 30, 2010

	Six Months Ended June 30,		Increase (Decrease)
	2011	2010	Amount	%

Revenues
Interest income	$1,052,744	$705,249	$347,495	49.3%

Total revenues	1,052,744	705,249	347,495	49.3
Expenses
Interest expense	447,498	345,121	102,377	29.7
Advisory fees — related party	278,616	23,073	255,543	1,107.5
Auditing and professional fees	89,465	130,423	(40,958)	(31.4)
General and administrative expenses	487,419	276,055	211,364	76.6

Total expenses	1,302,998	774,672	528,326	68.2
Loss from operations	(250,254)	(69,423)	(180,831)	260.5
Realized gain on investments and other	—	199,604	(199,604)	(100.0)
Unrealized gain on investments and other	581,312	1,104,247	(522,935)	(47.4)

Consolidated net income	331,058	1,234,428	(903,370)	(73.2)
Less: net income attributable to non-controlling interests	35	289	(254)	(87.9)

Net income attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	$331,023	$1,234,139	$(903,116)	(73.2)%

Revenues

Interest Income

The increase in interest income was primarily attributable to the full period benefit in 2011 of the acquisition of two real estate securities, one in January 2010 and the second in February 2010, resulting in additional income of $132,347 and an increase in interest income of $304,911 on two first mortgage loans that the Company originated in 2011. The increase was partially offset by the sale of a real estate security on June 30, 2010.

Expenses

Interest Expense

The increase in interest expense was primarily related to a full period of interest expense in 2011 from two Term Asset-Backed Securities Loan Facility agreements, or TALF borrowings, secured in January 2010 and February 2010, respectively, which were used to finance the acquisition of two real estate securities.

Advisory Fees — Related Party

The increase in advisory fees — related party was primarily attributable to acquisition fees of $198,372 to our Advisor for the origination of two first mortgage loans in 2011 and an increase in asset management fees of $57,171 due to increased investment activity.

Auditing and Professional Fees

The decrease in auditing and professional fees was primarily attributable to one-time professional fees incurred during the second quarter of 2010 in connection with the merger of NSIO REIT and the Company.

General and Administrative Expenses

The increase in general and administrative expenses was primarily attributable to increases in director and officer insurance, public company expenses, equity-based compensation expense, and servicer fees, partially offset by a one-time structure fee incurred in 2010 related to the TALF borrowings.

Realized Gain on Investments and Other

We had no realized gain on investments and other for the six months ended June 30, 2011. Realized gain on investments and other for 2010 was the result of the sale of one real estate security on June 30, 2010.

Unrealized Gain on Investments and Other

The decrease in unrealized gain on investments and other is primarily related to the change in fair value on the real estate securities.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our continuous, public offering of up to a maximum of 110,526,315 shares of common stock, or our Offering, of which 10,526,315 shares will be offered pursuant to our distribution reinvestment plan, or DRP, to conduct our operations. We will obtain the capital required to originate and acquire commercial real estate debt investments, commercial real estate securities and select commercial real estate equity investments and conduct our operations from the proceeds of our Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. For the six months ended June 30, 2011, we sold 2,801,853 shares generating gross proceeds of $27,861,019 and had $24,037,982 of unrestricted cash available for investments as of June 30, 2011.

If we are unable to continue to raise funds in the Offering, we will be unable to make new investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to continue to raise funds in the Offering. Our inability to continue to raise funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

Once we have fully invested the proceeds of our Offering, we expect that our financing will not exceed 50% of the greater of the cost or fair value of our investments, although it may exceed this level during our offering stage. Our charter limits us from incurring borrowings that would exceed 75% of our tangible assets. We cannot exceed this limit unless any excess in borrowing over such level is approved by our stockholders. As of June 30, 2011, our leverage was 55%, which is well below the maximum allowed by our charter.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Advisor and NRF Capital Markets, LLC, or the Dealer Manager. During our organization and offering stage, these payments will include payments to the Dealer Manager for selling commissions and the dealer manager fee and payments to the Dealer Manager and our Advisor for reimbursement of certain organization and offering expenses. However, our Advisor has agreed to reimburse us to the extent that selling commissions, the dealer manager fee and other organization and offering expenses incurred by us exceed 15% of our gross offering proceeds. During our acquisition and development stage, we expect to make payments to our Advisor in connection with the selection and origination or acquisition of investments, the management of our assets and costs incurred by our Advisor in providing services to us. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our Advisor and our board of directors.

We intend to elect to be taxed as a REIT and to operate as a REIT commencing with our taxable year ended December 31, 2010. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare daily distributions and pay distributions on a monthly basis. We have not established a minimum distribution level.

Cash Flows

The following discussion is based upon the historical carryover financial statements of NSIO REIT, the accounting acquirer, for the six months ended June 30, 2010 and the financial statements of ours for the six months ended June 30, 2011.

Net cash flow provided by operating activities was $286,293 for the six months ended June 30, 2011 compared to net cash provided by operating activities of $199,563 for the six months ended June 30, 2010. The principal source of cash flow was net interest income generated from our investments.

Net cash flow used in investing activities was $19,809,900 for the six months ended June 30, 2011 compared to net cash used in investing activities of $27,763,765 for the six months ended June 30, 2010. The principal use of cash for the six months ended June 30, 2011 was the origination of two real estate debt investments. The principal use of cash for the six months ended June 30, 2010 was the purchase of two real estate securities.

Net cash flow provided by financing activities was $23,156,757 for the six months ended June 30, 2011 compared to net cash provided by financing activities of $38,073,594 for the six months ended June 30, 2010. The principal sources of cash for the six months ended June 30, 2011 were proceeds from the issuance of common stock. The principal sources of cash for the six months ended June 30, 2010 were proceeds from the issuance of common stock and proceeds from two TALF borrowings.

Recent Developments

Offering Proceeds

For the period from July 1, 2011 to August 10, 2011, we sold 1,113,467 common shares pursuant to our Offering, generating gross proceeds of $11,111,018.

Distributions

On August 11, 2011, our board of directors approved a daily cash distribution of $0.002191781 per share of common stock for each of the three months ended December 31, 2011. The distribution will be paid in cumulative amounts to the stockholders of record entitled to receive such distribution on November 1, 2011, December 1, 2011 and January 1, 2012.

New Investments

On August 11, 2011, we purchased a CMBS for $2,720,000, with a principal amount of $4,000,000 and having a fixed coupon of 5.482%. It is backed by a diverse pool of 175 underlying commercial real estate loans located throughout the United States. The CMBS is rated as BB+ by Standard & Poor’s and Ba2 by Moody’s Investors Services, Inc.

Sponsor Purchase of Common Stock

The Sponsor has committed to purchase up to $10 million of shares of our common stock during the two-year period following commencement of our Offering under certain circumstances in which our distributions exceed our AFFO in order to provide additional funds to support distributions to stockholders. On August 11, 2011, our board of directors approved the sale of 79,629 shares of our common stock, $0.01 par value per share, to NRFC Sub-REIT Corp., a subsidiary of the Sponsor, at a price of $9.00 per Share.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Non-GAAP Financial Measures

Funds from Operations and Adjusted Funds from Operations

Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and of our company in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with generally accepted accounting principles (“U.S. GAAP”)), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

We calculate AFFO by subtracting from (or adding to) FFO:

•	the amortization or accrual of various deferred costs including equity based compensation; and

•	an adjustment to reverse the effects of unrealized gains /(losses).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash income and expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of our company without the effects of selected items required in accordance with U.S. GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Set forth below is a reconciliation of FFO and AFFO to net income attributable to NorthStar Real Estate Income Trust, Inc. common stockholders:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Funds from Operations:
Net income attributable to NorthStar Real Estate Income Trust, Inc. common stockholders	$481,255	$955,217	$331,023	$1,234,139

Funds from Operations	481,255	955,217	331,023	1,234,139

Adjusted Funds from Operations:
Funds from Operations	481,255	955,217	331,023	1,234,139
Amortization of equity-based compensation	9,516	—	17,955	—
Unrealized gains from fair value adjustments	(585,719)	(857,388)	(581,312)	(1,104,247)

Adjusted Funds from Operations	$(94,948)	$97,829	$(232,334)	$129,892

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

We may be exposed to the effects of interest rate changes as a result of borrowings used to maintain liquidity and to fund the acquisition, expansion and refinancing of our real estate investment portfolio and operations. Our profitability and the value of our investment portfolio may be adversely affected during any period as a result of interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. We may utilize a variety of financial instruments, including interest rate caps, floors, and swap agreements, in order to limit the effects of changes in interest rates on our operations. When we use these types of derivatives to hedge the risk of interest-earning assets or interest-bearing liabilities, we may be subject to certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of our common stock and that the losses may exceed the amount we invested in the instruments. We will not enter into derivative or interest rate transactions for speculative purposes.

Item 4.	Controls and Procedures

Disclosure Controls and Procedures

The management of the Company established and maintains disclosure controls and procedures that are designed to ensure that material information relating to the Company and its subsidiaries required to be disclosed in the reports that are filed or submitted under the 1934 Act are recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

As of the end of the period covered by this report, the Company’s management conducted an evaluation, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that, as of the end of the period covered by this report, the Company’s disclosure controls and procedures are effective. Notwithstanding the foregoing, a control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that it will detect or uncover failures within the Company to disclose material information otherwise required to be set forth in the Company’s periodic reports.

PART II. OTHER INFORMATION

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Recent Sales of Unregistered Securities

On June 7, 2011, we granted each of our three independent directors 2,500 shares of restricted stock in connection with their re-election to our board of directors. The non-vested stock will generally vest over four years; provided, however, that the non-vested stock will become fully vested on the earlier occurrence of: (i) the termination of the independent director’s service as a director due to his or her death or disability; or (ii) a change in control of the Company. These shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act for transactions not involving a public offering.

Use of Proceeds from Registered Securities

On July 19, 2010, our registration statement on Form S-11 (File No. 333-157688), covering our Offering of up to 110,526,315 shares of common stock, of which 10,526,315 shares of common stock would be offered pursuant to our DRP, was declared effective under the Securities Act and we retained the Dealer Manager, an affiliate of ours, to serve as the dealer manager of the Offering. We are offering up to 100,000,000 shares of common stock at an aggregate offering price of up to $1.0 billion, or $10.00 per share, with discounts available to certain categories of purchasers, and 10,526,315 shares of common stock pursuant to our DRP at an aggregate offering price of $100 million, or $9.50 per share.

As of June 30, 2011, we had sold the following securities in our Offering at the following aggregate offering prices:

•	3,076,359 shares, equal to $30,557,333 in aggregate gross offering proceeds; and

•	46,815 shares, equal to $444,738 in aggregate gross offering proceeds, pursuant to the DRP.

In the aggregate, as of June 30, 2011, we had sold 3,099,135 shares resulting in gross proceeds of $30,802,067, excluding the 24,039 shares purchased by NRFC Sub-REIT Corp preceding the commencement of our Offering.

For the six months ended June 30, 2011, we repurchased 14,748 shares for a total of $147,480, or $10.00 per share.

As of June 30, 2011, we have incurred the following costs in connection with the issuance and distribution of the registered securities:

Type of Cost	Amount

Offering costs to related parties	$3,038,467

From the commencement of the Offering through June 30, 2011, the net offering proceeds to us from the primary offering component of the Offering, after deducting the total expenses incurred described above, were $27,763,600. From the commencement of the Offering through June 30, 2011, we had used $19,809,900 of such net proceeds to originate real estate debt investments. Of the amount used to originate the investments, $198,372 was paid to our Advisor as acquisition and asset management fees and acquisition expense reimbursement.

Item 6.  Exhibits

(a) Exhibits

Exhibit
Number		Description

3.1		Second Articles of Amendment and Restatement of NorthStar Real Estate Income Trust, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 26, 2010 and incorporated herein by reference)
3.2		Bylaws of NorthStar Real Estate Income Trust, Inc. (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)
4	.1*	Form of Subscription Agreement
4.2		Amended and Restated Distribution Reinvestment Plan (filed as Exhibit 4.2 to Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11 (File No. 333-157688) and incorporated herein by reference)
31	.1*	Certification by the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31	.2*	Certification by the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32	.1*	Certification by the Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32	.2*	Certification by the Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
**101	.INS	XBRL Instance Document
**101	.SCH	XBRL Taxonomy Extension Schema Document
**101	.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
**101	.LAB	XBRL Taxonomy Extension Labels Linkbase Document
**101	.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
**101	.DEF	XBRL Taxonomy Extension Definition Linkbase Document

*	Filed herewith

**	Pursuant to Rule 406T of SEC Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability under these sections.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

By:	/s/ David T. Hamamoto
David T. Hamamoto
Chief Executive Officer

By:	/s/ Lisa Meyer
Lisa Meyer
Chief Financial Officer

Date: August 15, 2011

Exhibit 4.1

NorthStar Real Estate Income Trust, Inc.

Contact Information
877.940.8777
www.NorthStarREIT.com

Subscription Agreement

1. Investment

Make checks payable to NorthStar Real Estate Income Trust, Inc.

☐ State of Sale

$ ______ Investment Amount

☐ Initial Investment (min. is $4,000)

☐ Volume Discount Purchase (min. is $500,000)

☐ Additional Purchase (min. is $100)

☐ Check this box if investor is purchasing through an RIA or participating in a wrap account or fee-only account approved by the broker-dealer, RIA or bank acting as a trustee, fiduciary, or similar entity, or an employee of a broker-dealer (including spouse, parent or minor child of employee).

2. Form of Ownership

Non-Qualified

☐ Individual
☐ TOD**
☐ Joint Tenant* (with rights of survivorship)
☐ TOD**
☐ Corporation
☐ Community Property*
☐ Partnership
☐ Tenants in Common*
☐ Estate
☐ Trust
☐ UGMA/UTMA: state of ______
☐ Other (please specify) ______

name of trust/corporation/plan/other

SSN or TIN of trust/corporation/plan/other

*All parties must sign

**Fill out Transfer on Death form to effect designation. Transfer on Death form available on www.NorthStarREIT.com

Qualified

☐ Traditional IRA
☐ Roth IRA
☐ Simple IRA
☐ KEOGH Plan
☐ Simplified Employee Pension/Trust (SEP)
☐ Pension or Profit-Sharing Plan
☐ Other (please specify) ______

Custodial Information

(to be completed by custodian)

name of custodian/trustee/other administrator

mailing address

city

state

zip code

custodian telephone number

SSN or TIN of custodian/trustee/other administrator

custodian account number

NorthStar Real Estate Income Trust, Inc.

Contact Information
877.940.8777
www.NorthStarREIT.com

3. Investor Registration Information

investor/trustee

SSN/Tax ID | date of birth

☐ non U.S. citizen | country of citizenship

co-investor/co-trustee

SSN/Tax ID | date of birth

☐ non U.S. citizen | country of citizenship

daytime telephone | evening telephone

residential address (no p.o. boxes)

city

state | zip code

optional mailing address

city

state | zip code

e-mail

4. Distribution Information

☐ DRIP Distribution Reinvestment Plan**

** In the event that the DRIP is not offered for a distribution, your distribution will be sent by check to the address in Section 3 above or your Custodian for deposit in your Custodial account cited in Section 2.

☐ Cash: Send check to the address in section 3 above, my Custodian in section 2 or third party listed in this section.

☐ Direct Deposit (non-custodian accounts only)

Send check or deposit directly into the account listed as follows:

financial institution/third party

address

city

state | zip code

ABA routing number

account number

☐ Checking ☐ Savings ☐ Brokerage/other

(Attach a voided, pre-printed check or deposit slip)

5. Go Paperless

e-mail

☐ In lieu of receiving documents, I authorize NorthStar Real Estate Income Trust Inc. (NorthStar REIT) to make available on its website, www.northstarreit.com, its quarterly reports, annual reports, proxy statements, prospectus supplements or other documents required to be delivered to me, as well as any investment or marketing updates, and to notify me via the e-mail address listed here or in Section 3 above when such reports are available. I understand that I may receive paper documents at any time by calling 877-940-8777.

NorthStar Real Estate Income Trust, Inc.

Contact Information
877.940.8777
www.NorthStarREIT.com

6. Subscriber Signatures

Please initial each of the representations below. In the case of joint investors or fiduciaries, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representation on your behalf. In order to induce NorthStar REIT to accept this subscription, I hereby warrant that:

	Investor	Co-Investor
a. I received a final prospectus of NorthStar REIT, wherein the terms and conditions of the offering are described, 5 business days in advance of the date hereof.	initials	initials
b. I certify that I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a minimum net worth (as previously described) of at least $70,000 AND had during the last tax year, or estimate that I will have during the current tax year, a minimum of $70,000 annual gross income.	initials	initials
c. I have accepted the terms and conditions of NorthStar REIT's charter.	initials	initials
d. I am purchasing shares for my own account and acknowledge that the investment is not liquid.	initials	initials
e. I declare that the information supplied is true and correct and may be relied upon by NorthStar REIT.	initials	initials
f. I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures as well as payment of the full purchase price of the Shares.	initials	initials
g. If I am an **Alabama** investor, I meet the Company's suitability standards listed above and represent that I have a liquid net worth of at least 10 times my investment in the Company and other similar programs before investing in the Company.	initials	initials
h. If I am a **Kentucky, Michigan, Oregon** or **Tennessee** investor, I may not invest more than 10% of my liquid net worth in NorthStar REIT and other or similar programs.	initials	initials
i. If I am a **California** investor, I have a net worth of at least $350,000 or, in the alternative, an annual gross income of at least $85,000 and a net worth of $250,000 and my total investment in this offering may not exceed 10% of my net worth. Net worth should be calculated exclusive of homes, furnishings and automobiles.	initials	initials
j. If I am an **Iowa** investor, I have a net worth of $100,000 (exclusive of home, auto and furnishings) and an annual income of $70,000 or in the alternative, a net worth of $350,000 (as previously described) and my total investment in this offering may not exceed 10% of my liquid net worth.	initials	initials
k. If I am a **Kansas or Massachusetts** investor, I acknowledge that it is recommended by the securities division of my state that my total investment in this and similar direct participation investments should not exceed 10% of my "liquid net worth" which is that portion of the net worth which consists of cash, cash equivalents and readily marketable securities.	initials	initials
l. If I am a **Pennsylvania** investor, I have a net worth of at least 10 times my investment in NorthStar REIT.	initials	initials

Taxpayer Identification Number Certification (required):

Each investor signing below, under penalties of perjury, certifies that: (1) The number shown in the Investor Social Security Number(s)/Taxpayer Identification Number field in Section 3 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a resident alien). **NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.**

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

signature of investor/trustee

date

signature of co-investor/custodian/co-trustee

date

When signing as a custodian or trustee, please indicate title or capacity.

NorthStar Real Estate Income Trust, Inc.

Contact Information
877.940.8777
www.NorthStarREIT.com

7. Broker-Dealer/Registered Representative Information (All fields must be complete)

The Registered Representative (RR) and an authorized principal of the broker-dealer (BD) must sign below to complete the order. The RR and BD hereby warrants that each is duly licensed and may lawfully sell Shares in the state designated as the investor's legal residence, or the state in which the sale was made, if different.

broker-dealer

registered representative

rep #

mailing address

city

state

zip code

e-mail

telephone

facsimile

The undersigned confirm that they (i) have reasonable grounds to believe that the information and representations concerning the investors identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for its own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned attest that the Registered Representative and the Broker-Dealer are subject to the USA PATRIOT Act. In accordance with Section 326 of the Act, the registered representative and the Broker-Dealer have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program. The undersigned registered representative further represents and certifies in connection with this subscription for shares, that he or she has complied with and has followed all of his or her firm's current policies and procedures for obtaining principal approval. I understand this subscription agreement is for NorthStar Real Estate Income Trust, Inc.

signature of registered representative

date

signature of broker-dealer/authorized principal
(if required by broker-dealer)

date

8. Payment Instructions

By mail

Checks should be made payable to NorthStar Real Estate Income Trust, Inc. Forward the Subscription Agreement to:

Regular mail
NorthStar REIT
c/o DST Systems, Inc.
P.O. Box 219923
Kansas City, MO 64121-9923

Express/Overnight delivery
NorthStar REIT
c/o DST Systems, Inc.
430 West 7th Street
Kansas City, MO 64105-1407

Wire transfer

Please reference subscriber's name.

UMB Bank, N.A.
ABA Routing Number - 101000695
Account Number – 9871879666
Reference - NorthStar Real Estate Income Trust, Inc.

NS1_subdoc_06.2011

EXHIBIT 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

I, David T. Hamamoto, certify that:

1. I have reviewed this quarterly report on Form 10-Q of NorthStar Real Estate Income Trust, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ David T. Hamamoto
David T. Hamamoto
Chief Executive Officer
Date: August 15, 2011

EXHIBIT 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

I, Lisa Meyer, certify that:

1. I have reviewed this quarterly report on Form 10-Q of NorthStar Real Estate Income Trust, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:	/s/ Lisa Meyer
Lisa Meyer
Chief Financial Officer
Date: August 15, 2011

EXHIBIT 32.1

CERTIFICATION OF CEO PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of NorthStar Real Estate Income Trust, Inc. (the “Company”) for the quarterly period ended June 30, 2011, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), David T. Hamamoto, as Chief Executive Officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ David T. Hamamoto
David T. Hamamoto
Chief Executive Officer

Date: August 15, 2011

This certification accompanies the Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

EXHIBIT 32.2

CERTIFICATION OF CFO PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of NorthStar Real Estate Income Trust, Inc. (the “Company”) for the quarterly period ended June 30, 2011 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Lisa Meyer, as Chief Financial Officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of her knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Lisa Meyer
Lisa Meyer
Chief Financial Officer

Date: August 15, 2011

This certification accompanies the Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.